As filed with the Securities and Exchange Commission on December 9, 2010
File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CHEVRON CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	94-0890210
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
6001 Bollinger Canyon Road
San Ramon, California 94583-2324
(Address of Principal Executive Offices)
LONG-TERM INCENTIVE PLAN OF CHEVRON CORPORATION
(Full Title of the Plan)
Lydia I. Beebe, Esq.
Corporate Secretary and Chief Governance Officer
Chevron Corporation
6001 Bollinger Canyon Road
San Ramon, California 94583-2324
Telephone: (925) 842-1000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
With copies to:

Christopher A. Butner, Esq.
Assistant Secretary and Managing Counsel,	Terry M. Kee, Esq.
Securities and Corporate Governance	Brian M. Wong, Esq.
Chevron Corporation	Pillsbury Winthrop Shaw Pittman LLP
6001 Bollinger Canyon Road	50 Fremont Street
San Ramon, California 94583-2324	San Francisco, California 94105
Telephone: (925) 842-1000	Telephone: (415) 983-1000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
To be Registered	Registered (1)	Share (2)	Price (3)	Registration Fee
Common Stock, par value $0.75 per share	100,000,000 shares	$83.60	$8,360,000,000	$596,068

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s Common Stock that become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)	Estimated pursuant to Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange on December 2, 2010.

(3)	Estimated pursuant to Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fees.

PART I
PART II
Item 3. Incorporation of Certain Documents by Reference
Item 6. Indemnification of Directors and Officers
Item 8. Exhibits
SIGNATURES
INDEX TO EXHIBITS
EX-5.1
EX-23.1
EX-24.1
EX-24.2
EX-24.3
EX-24.4
EX-24.5
EX-24.6
EX-24.7
EX-24.8
EX-24.9
EX-24.10
EX-24.11
EX-24.12
EX-24.13
EX-24.14
EX-24.15

REGISTRATION OF ADDITIONAL SECURITIES
     This Registration Statement on Form S-8 registers additional securities of the same class as other securities for which a previously filed Registration Statement on Form S-8 relating to the Long-Term Incentive Plan of Chevron Corporation is effective. Accordingly, pursuant to General Instruction E to Form S-8, Chevron Corporation (the “Registrant”) hereby incorporates by reference herein the contents of that previously filed Registration Statement on Form S-8 (Registration No. 333-122121, filed by the Registrant on January 18, 2005), and hereby deems the contents of that Registration Statement to be a part of this Registration Statement, except as otherwise updated or modified herein.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Information required by Part I, Item 1 (“Plan Information”) and Item 2 (“Registrant Information and Employee Plan Annual Information”) to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference
     The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on February 25, 2010;
     (b) The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010, filed on May 5, 2010, for the quarter ended June 30, 2010, filed on August 5, 2010, and for the quarter ended September 30, 2010, filed on November 5, 2010;
     (c) The Registrant’s Current Reports on Form 8-K filed on February 2, 2010, April 1, 2010, May 13, 2010 (which includes revisions to portions of Chevron’s Annual Report on Form 10-K for the year ended December 31, 2009 to retrospectively reflect subsequent changes in Chevron’s operating segments), June 2, 2010, and September 30, 2010; and
     (d) The Registrant’s Restated Certificate of Incorporation, dated May 30, 2008, containing a description of the Registrant’s Common Stock, filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.
     All reports or other documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such reports and documents.
     Any statement contained in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 6.	Indemnification of Directors and Officers
     Article VIII of the Registrant’s Restated Certificate of Incorporation provides as follows:
          “1. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) pursuant to section 174 of the Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.

          “2. To the fullest extent authorized by the Corporation Law, the Corporation shall indemnify any Corporate Servant who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that such person was or is a Corporate Servant.
          “3. In serving or continuing to serve the Corporation, a Corporate Servant is entitled to rely and shall be presumed to have relied on the rights granted pursuant to the foregoing provisions of this Article VIII, which shall be enforceable as contract rights and inure to the benefit of the heirs, executors and administrators of the Corporate Servant; and no repeal or modification of the foregoing provisions of this Article VIII shall adversely affect any right existing at the time of such repeal or modification.
          “4. The Board of Directors is authorized, to the extent permitted by the Corporation Law, to cause the Corporation to pay expenses incurred by Corporate Servants in defending Proceedings and to purchase and maintain insurance on their behalf whether or not the corporation would have the power to indemnify them under the provisions of this Article VIII or otherwise.
          “5. Any right or privilege conferred by or pursuant to the provisions of this Article VIII shall not be exclusive of any other rights to which any Corporate Servant may otherwise be entitled.
          “6. As used in this Article VIII:
               (a) ‘Corporate Servant’ means any natural person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other organization or enterprise, nonprofit or otherwise, including an employee benefit plan;
               (b) ‘Corporation Law’ means the General Corporation Law of the State of Delaware, as from time to time amended;
               (c) ‘indemnify’ means to hold harmless against expenses (including attorneys’ fees), judgments, fines (including excise taxes assessed with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by the Corporate Servant in connection with a Proceeding;
               (d) ‘Proceeding’ means any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative; and
               (e) ‘request of the Corporation’ includes any written authorization by an officer of the Corporation.”
     Section 145 of the General Corporation Law of the State of Delaware, in which the Registrant is incorporated, permits, subject to certain conditions, the indemnification of directors or officers of a Delaware corporation for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with the defense of any action, suit or proceeding in relation to certain matters against them as such directors or officers.
     The directors and officers of the Registrant are covered by policies of insurance under which they are insured, within limits subject to limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers. The Registrant is similarly insured with respect to certain payments it might be required to make to its directors or officers under the applicable statutes and its Restated Certificate of Incorporation and By-Laws.

Item 8.	Exhibits
     See Index to Exhibits, which is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Ramon, State of California, on this 9th day of December, 2010.

CHEVRON CORPORATION (Registrant)
By:	/S/ JOHN S. WATSON
John S. Watson, Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on this 9th day of December, 2010 by the following persons in the capacities indicated.

PRINCIPAL EXECUTIVE OFFICERS	DIRECTORS
(AND DIRECTORS)

/S/ JOHN S. WATSON	*

John S. Watson	Samuel H. Armacost
Chairman of the Board and Chief Executive Officer
*

*	Linnet F. Deily
George L. Kirkland
Vice Chairman of the Board and Executive Vice President	*

Robert E. Denham

*

PRINCIPAL FINANCIAL OFFICER	Robert J. Eaton

/S/ PATRICIA E. YARRINGTON	*

Patricia E. Yarrington	Charles T. Hagel
Vice President and Chief Financial Officer
*

Enrique Hernandez, Jr.

PRINCIPAL ACCOUNTING OFFICER	*

Franklyn G. Jenifer
/S/ MATTHEW J. FOEHR
Matthew J. Foehr	*

Vice President and Comptroller	Sam Nunn

*

Donald B. Rice

*ATTORNEY-IN-FACT	*

Kevin W. Sharer
/S/ LYDIA I. BEEBE
Lydia I. Beebe	*

Corporate Secretary and	Charles R. Shoemate
Chief Governance Officer
*

John G. Stumpf

*

Ronald D. Sugar

*

Carl Ware

INDEX TO EXHIBITS

Exhibit
Number	Exhibit Description
4.1	Restated Certificate of Incorporation of Chevron Corporation, dated May 30, 2008, filed as Exhibit 3.1 to Chevron Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, filed August 7, 2008, and incorporated herein by reference.

4.2	By-Laws of Chevron Corporation, as amended September 29, 2010, filed as Exhibit 3.1 to Chevron Corporation’s Current Report on Form 8-K filed September 30, 2010, and incorporated herein by reference.

5.1 *	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1 *	Consent of PricewaterhouseCoopers LLP.

23.2 *	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1 to 24.15 *	Powers of Attorney for Directors of the Registrant, authorizing the signing of the Registration Statement on Form S-8 on their behalf.

*	Filed herewith.